Director Form
Exhibit 10.65

RUBIO’S RESTAURANTS, INC.
1999 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the "Agreement"), dated ‹GRANT DATE› between Rubio’s Restaurants, Inc., a Delaware corporation (the "Company"), and <NAME› (“Mr./Ms. <LAST NAME>” or the “Director”), is entered into as follows:

WHEREAS, Mr./Ms. ________________ is a director of the Company; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company or its delegates (the "Committee") has determined that the Director shall be granted the right to receive shares of Company common stock (“Stock”) on the vesting date(s) described below as part of [his or her] annual director’s fees. Prior to delivery, the right to receive such stock shall be represented herein by stock units ("Stock Units"), with each Stock Unit representing the right to receive one share of Stock, subject to the restrictions stated below and in accordance with the terms and conditions of the Rubio’s Restaurants, Inc. 1999 Stock Incentive Plan (the "Plan"), a copy of which can be found on the Company’s website at: https://rubios.com, or by written or telephonic request to the Plan Administrator.

THEREFORE, the parties agree as follows:

1.    Grant of Stock Units. Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to Mr./Ms. _______________ Stock Units representing ‹______› shares of Stock (the "Shares").

2.    Vesting Schedule. The Stock Units granted pursuant to Section 1 shall vest upon the earliest of Mr./Ms. _____________’s death, or Permanent Disability, a Change of Control or a Corporate Transaction, as such capitalized terms are defined in the Plan, or the expiration of 12 months of continuous service as a director of the Company (the “Vesting Term”).

3.    Benefit Upon Vesting. Unless otherwise determined by the Plan Administrator, upon the vesting of the Stock Units, the Director shall be entitled to receive, the Shares and a dividend equivalent payment equal to the sum of the amount(s) determined as follows:

(a) multiplying the number of vested Stock Units by the dividend per share of Stock on each dividend payment date between the date hereof and the vesting date to determine the dividend equivalent amount for each dividend payment date; and

(b) dividing the amount determined in clause (a) above by the fair market value of a share of Stock on the date of such dividend payment to determine the number of additional Stock Units to be credited to the Director;

provided, however, that if the aggregate of all such dividend equivalent amounts results in the payment of a fractional share, such fractional share shall be rounded down to the nearest whole share; and provided, further, that the Company may pay such dividend equivalent amount(s) in cash at its sole discretion. Notwithstanding anything in the preceding sentence to the contrary, no Shares to which the Director may become entitled pursuant to this Section 3 shall be delivered to the Director under this Agreement until [his or her] service as a director of the Company terminates.

4.    Restrictions.

(a) The Stock Units granted hereunder may not be sold, assigned, or transferred, other than by will or by the laws of descent and distribution; provided, however, that during the Director’s lifetime the Director may, in connection with [his or her] estate plan, assigned in whole or in part the Stock Units granted hereunder to one or more members of [his or her] immediate family or to a trust established exclusively for one or more such family members. The assigned portion of the Stock Units may only be claimed by the person or persons who acquire a proprietary interest in the Stock Units pursuant to the assignment. The terms applicable to the assigned portion of the Stock Units shall be the same as those in effect for the Stock Units immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate. The Director may also designate one or more persons as the beneficiary or beneficiaries of [his or her] Stock Units, and those Stock Units shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Director’s death while holding those Stock Units. Such beneficiary or beneficiaries shall take the transferred Stock Units subject to all the terms and conditions of the applicable agreement evidencing such transferred Stock Units.

(b) If Mr./Ms. _________’s service as a director of the Company terminates for any reason, other than those set forth in Section 2, before [his or her] interest in the Stock Units vests, the interest of Mr./Ms. ___________ in the Stock Units shall be forfeited on the date of [his or her] termination of service as a director of the Company.

5.    No Stockholder Rights. Stock Units represent hypothetical shares of Stock. During the Vesting Term, the Director shall not be entitled to any of the rights or benefits generally accorded to stockholders.

6.    Taxes.

(a) The Director shall be liable for any and all taxes, including withholding taxes, if any, arising out of this grant, the vesting of Stock Units or the delivery of the Shares hereunder. In the event that the Company or the Director is required to withhold taxes as a result of the grant or vesting of Stock Units, or subsequent sale of Stock acquired pursuant to such Stock Units, or due upon receipt of dividend equivalent payments, the Director shall make a cash payment to the Company, or, if permitted by the Plan Administrator, Director shall surrender to the Company a sufficient number of whole shares of such Stock as necessary to cover all applicable required withholding taxes and social security contributions, unless alternative procedures for such payment are established by the Company. The Director will receive a cash refund for any fraction of a surrendered share not necessary for required withholding taxes and required social security contributions. To the extent that any surrender of Stock or payment of cash or alternative procedure for such payment is insufficient, the Director authorizes the Company, to deduct all applicable required withholding taxes and social security contributions from the Director’s cash compensation. The Director agrees to pay any amounts that cannot be satisfied from cash compensation, to the extent permitted by law.

(b) Regardless of any action the Company takes with respect to any or all income tax, social security contribution, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), the Director acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by [him or her] is and remains the Director’s responsibility and that the Company and/or the Director (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of Stock Units, including the grant and vesting of Stock Units, subsequent payment of Stock and/or cash related to such Stock Units or the subsequent sale of any Stock acquired pursuant to such Stock Units and receipt of any dividend equivalent payments; and (ii) do not commit to structure the terms or any aspect of this grant of Stock Units to reduce or eliminate the Director's liability for Tax-Related Items. The Director shall pay the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Director's participation in the Plan, or the Director's receipt of Stock Units, or the delivery of the Shares hereunder that cannot be satisfied by the means previously described. The Company may refuse to deliver the benefit described in Section 3 if the Director fails to comply with the Director's obligations in connection with the Tax-Related Items.

7.    Data Privacy Consent. The Director understands that the Company holds certain personal information about the Director, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, compensation, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Director's favor for the purpose of implementing, managing and administering the Plan ("Data"). The Director understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan. The Director understands that [he or she] may request a list with the names and addresses of any potential recipients of the Data by contacting the Plan Administrator. The Director authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Director's participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Director may elect to deposit any Stock acquired under the Plan. The Director understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Director understands that [he or she] may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Plan Administrator in writing. The Director understands that refusing or withdrawing consent may affect the Director's ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the Director understands that [he or she] may contact the Plan Administrator at the Company.

8.    Plan Information. The Director acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are available upon written or telephonic request to the Plan Administrator.

9.    Acknowledgment and Waiver. By accepting this grant of Stock Units, the Director acknowledges and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement;

(b) the grant of Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock or Stock Units, or benefits in lieu of Stock or Stock Units, even if Stock or Stock Units have been granted repeatedly in the past;

(c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company;

(d) the Director’s participation in the Plan shall not create a right to continued service as a director of the Company and shall not interfere with the ability of the Company or its stockholders to terminate the Director’s service at any time with or without cause, insofar as permitted by law;

(e) the Director is participating voluntarily in the Plan;

(f) this grant of Stock Units will not be interpreted to form an employment contract or relationship with the Company, or any Subsidiary or Affiliate of the Company; and

(g) the future value of the Shares is unknown, may increase or decrease from the date of grant or vesting of the Stock Unit and cannot be predicted with certainty.

10.    Miscellaneous.

(a) The Company shall not be required to treat as the owner of Stock Units, and associated benefits hereunder, any transferee to whom such Stock Units or benefits shall have been so transferred in violation of this Agreement.

(b) The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(c) Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Director at [his or her] address then on file with the Company.

(d) The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Director with respect to the subject matter hereof, and may not be modified adversely to the Director's interest except by means of a writing signed by the Company and the Director. This Agreement is governed by the laws of the State of Delaware. Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Plan. Certain other important terms governing this Agreement are contained in the Plan.

(e) If the Director has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

(f) The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Agreement on the date first above written.

Rubio’s Restaurants, Inc.

By:
Name:
Title:

Director

Name:

RETAIN THIS AGREEMENT FOR YOUR RECORDS

RUBIO’S RESTAURANTS, INC.
RESTRICTED STOCK UNIT AWARDS
UNDER THE 1999 STOCK INCENTIVE PLAN
SUMMARY AS OF SEPTEMBER 24, 2006

Awardee	Number of Shares Awarded	Award Date
Anderson, Kyle	4500	July 27, 2006
Andrews, Craig	4500	July 27, 2006
Bensyl, Bill	4500	July 27, 2006
Goodall, Jack	4500	July 27, 2006
Pannier, Loren	4500	July 27, 2006
Ryan, Timothy	4500	July 27, 2006